As filed with the Securities and Exchange Commission on September 7, 2021

Registration Number 333-____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Information Analysis Incorporated

(Exact name of registrant as specified in its charter)

Virginia	54-1167364
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

12015 Lee Jackson Memorial Highway, Suite 210, Fairfax, VA	22033
(Address of Principal Executive Offices)	(Zip Code)

Information Analysis Incorporated 2016 Stock Incentive Plan
(Full title of the plan)

Matthew T. Sands

Chief Financial Officer and Secretary

12015 Lee Jackson Memorial Highway, Suite 210

Fairfax, VA 22033
(Name and address of agent for service)

(703) 383-3000
(Telephone number, including area code, of agent for service)

Copies to:

Mark J. Wishner, Esq.

Greenberg Traurig, LLP

1750 Tysons Boulevard, Suite 1000

McLean, VA 22102

703-749-1300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value (1)	1,000,000 (2)	$3.05(3)	$3,050,000.00(3)	$332.75
(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share (“Common Stock”), of the Registrant, which become issuable under the Information Analysis Incorporated 2016 Stock Incentive Plan (the “2016 Stock Incentive Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration by the Registrant and which results in an increase in the number of its outstanding shares of Common Stock.

(2)

Represents shares issuable upon the exercise of incentive stock options, non-qualified stock options, stock grants and other stock-based awards granted or to be granted under the 2016 Stock Incentive Plan.

(3)

Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $3.09 (high) and $3.00 (low) sale price of the Registrant's Common Stock as reported on the OTCQB on 09/02/2021, which date is within five business days prior to filing this Registration Statement..

Explanatory Note

This Registration Statement on Form S-8 (“Registration Statement”) is intended to register an aggregate of 1,000,000 shares of common stock, par value $0.01 per share (the “common stock”), to be issued by Information Analysis Incorporated, a Virginia corporation (the “Company,” the “Registrant”), under its 2016 Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Explanatory Note to Part I of Form S-8.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b) under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The Commission allows Information Analysis Incorporated to “incorporate by reference” the information the Company files with it, which means that the Company can disclose important information to you by referring you to those documents. The Company has previously filed the following documents with the Commission and is incorporating them by reference into this Registration Statement:

●	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 31, 2021;

●	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021 and June 30, 2021, filed on May 17, 2021, and August 23, 2021, respectively;

●

The Registrant’s Current Reports on Form 8-K as filed on February 5, 2021, February 17, 2021, February 23, 2021, March 16, 2021, April 14, 2021, April 22, 2021, May 12, 2021, May 18, 2021, June 9, 2021, August 18, 2021, and August 30, 2021, as amended on May 18, 2021, and June 24, 2021;

●

All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above, only to the extent that the items therein are specifically stated to be “filed” rather than “furnished” for the purposes of the Exchange Act; and

●

The description of the Company’s common stock contained in the Registration Statement on Form 10-SB dated April 21, 1997, as amended on April 22, 1997, filed pursuant to Section 12 of the Securities and Exchange Act of 1934.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. The information contained in any such documents will automatically update and supersede any information previously incorporated by reference into this Registration Statement. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Virginia law provides that, unless limited by its articles of incorporation, a corporation must indemnify a director or officer who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Virginia law permits a corporation to indemnify, after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the following standard of conduct, an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

●	he conducted himself in good faith;

●

he believed in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and in all other cases that his conduct was at least not opposed to its best interests; and

●	in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

A Virginia corporation, however, may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

In addition, Virginia law permits a corporation to make any further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and to make additional provision for advances and reimbursement of expenses, to any director or officer that may be authorized by the articles of incorporation, any bylaw made by the shareholders or any resolution adopted by the shareholders, except an indemnity against his willful misconduct or a knowing violation of the criminal law.

Our articles of incorporation provide mandatory indemnification of officers and directors to the full extent permitted by Virginia law, and for permissive indemnification of employees and agents to the same extent.

Limitations on Director Liability

Virginia law provides that a director is not liable to the corporation, its shareholders or any person asserting rights on behalf of the corporation or its shareholders for liabilities arising from a breach of, or failure to perform, any duty resulting solely from his status as director, unless the person asserting liability proves that the breach of, or failure to perform, was in violation of the director’s duty to discharge his duties as a director, including his duties as a member of a committee, in accordance with his good faith business judgment of the best interests of the corporation, provided, that the director, unless he has knowledge or information concerning the matter in question that makes reliance unwarranted, is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, if prepared or presented by:

●	one or more officers or employees of the corporation whom the director believes, in good faith, to be reliable and competent in the matters presented;

●	legal counsel, public accountants, or other persons as to matters the director believes, in good faith, are within the person’s professional or expert competence; or

●	a committee of the board of directors, of which he is not a member, if the director believes, in good faith, that the committee merits confidence.

In addition, Virginia law provides that, in any proceeding brought by or in the right of a corporation, or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct shall not exceed the lesser of:

●	the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws; or

●

the greater of $100,000 or the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed.

Our articles of incorporation provide for the elimination of liability of officers and directors in every instance permitted under Virginia law. The liability of an officer or director is not limited if the officer or director engaged in willful misconduct or a knowing violation of the criminal law of any federal or state securities law, including any claim of unlawful insider trading or manipulation of the market for any security.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description of Document

4.1	Information Analysis Incorporated 2016 Stock Incentive Plan (1)

5.1	Legal Opinion of Greenberg Traurig, LLP

23.1	Consent of CohnReznick LLP

23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page of this Registration Statement)

(1)	Incorporated by reference to Exhibit A of the Company’s definitive proxy statement filed by the Company on April 11, 2016.

Item 9.    Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post‑effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post‑effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if this Registration Statement and the information required to be included in a post‑effective amendment by those paragraphs is contained in reports filed with, or furnished to, the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration, by means of a post‑effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement, shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfax, Commonwealth of Virginia, on this 7th day of September, 2021.

INFORMATION ANALYSIS INCORPORATED

By:	/s/ G. James Benoit, Jr.
Name:	G. James Benoit, Jr.
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints G. James Benoit, Stanley Reese and Matthew Sands, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments and documents related thereto, and to file the same and any and all exhibits, financial statements and schedules related thereto, and other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agent, and substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all things that said attorneys-in-fact and agents, or any of them or his or their substitute or substitutes, may lawfully do and seek to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ G. James Benoit, Jr.	Chief Executive Officer and Director	September 7, 2021
G. James Benoit, Jr.	(Principal Executive Officer)

/s/ Matthew T. Sands	Chief Financial Officer	September 7, 2021
Matthew T. Sands	(Principal Financial and Accounting Officer)

/s/ Stanley A. Reese	President and Director	September 7, 2021
Stanley A. Reese

/s/ Jack L. Johnson, Jr.	Director	September 7, 2021
Jack L. Johnson, Jr.

/s/ Mark T. Krial	Director	September 7, 2021
Mark T. Krial

/s/ Charles A. May, Jr.	Director	September 7, 2021
Charles A. May, Jr.

/s/ William H. Pickle	Director	September 7, 2021
William H. Pickle

/s/ Donald J. Tringali	Director	September 7, 2021
Donald J. Tringali

/s/ Bonnie K. Wachtel	Director	September 7, 2021
Bonnie K. Wachtel